Exhibit 10.1

March 22, 2016

Dear General William Lyon:

This letter sets forth the terms and conditions of your continued employment with William Lyon Homes, Inc. (the “Company”).

Position & Duties:	You will be employed as the Company’s Chairman Emeritus. You will have all the rights, powers, authority, functions, duties and responsibilities customarily associated with the position of a chairman emeritus, as well as any that may be additionally assigned to you by the Board of Directors of the Company (the “Board”) that are commensurate with your position and status.

Salary:	Your annual base salary will be not less than $1,000,000, payable in accordance with the Company’s payroll practices for its other senior executives, but in no event less frequently than bi-weekly.

Benefits & Perquisites:	You will be entitled to participate in the Company’s health and welfare programs, and to receive benefits and perquisites under the Company’s various arrangements (including but not limited to paid vacation, indemnification and coverage under a directors’ and officers’ insurance policy), in all cases on a basis no less favorable than the Company’s other directors and/or senior executives, as applicable.

Miscellaneous:	Your employment with the Company is at-will, meaning that either you or the Company may terminate your employment relationship with the Company at any time for any reason, with our without cause or notice. For the avoidance of doubt, your prior offer letter with the Company, dated as of March 31, 2015, is hereby terminated by mutual agreement and of no further force or effect whatsoever. Any disputes relating to your employment with the Company will be governed by California law.

Sincerely,

William Lyon Homes, Inc.

By:	/s/ William H. Lyon

Name:	William H. Lyon

Title:	Executive Chairman

Accepted and agreed, as of the date first above written:

/s/ William Lyon
General William Lyon

(Signature Page – Offer Letter)